EXHIBIT 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c  ♦  wellington, florida 33414  ♦  561.798.9800 (office)  ♦  561.296.3456 (fax)

The Quantum Group Announces Filing of Multiple Patents

WELLINGTON, Fla. (January 17, 2008) - The Quantum Group, Inc. (AMEX:QGP, QGP.WS.A, QGP.WS.B) (www.QuantumMD.com) today announced that it has recently filed five provisional business process patents with the United States Patent and Trademark Office for technologies that reflect and underscore the comprehensive approach of the Company to the healthcare industry. The patents filed address the needs of both patients and healthcare providers, while offering an intelligent, knowledge-based approach to patient care.

Pete Martinez, Senior Vice President and Chief Technology & Innovations Officer of The Quantum Group stated, “With the filing of these patents, Quantum continues to develop the tools that will propel our business model to improve the science of healthcare.” Martinez continued, “Upon completion, these tools will have cross-functional benefits that are intended to empower patients to improve their healthcare experience and wellness, and will offer providers the opportunity to achieve increased efficiency, effectiveness and quality of service.”

Noel J. Guillama, President and CEO of The Quantum Group explains, “The healthcare industry is highly fragmented – a trait that our Company has identified as both its greatest challenge and as our most significant opportunity to bring about industry wide solutions. Our patent-pending technologies transcend the fragmented channels of healthcare and offer solutions that present benefits for patients, payers and for our customers, the healthcare providers themselves.” Guillama, inventor of multiple technologies at the foundation of Company initiatives, has transfered 50 percent ownership of these inventions to the Company to benefit the continued progress of Quantum technology development and deployment.

Martinez concluded, “We as a Company are just beginning to scratch the surface of our long-range plans. I expect further developments in the coming months regarding the progress of these provisional patents and of the additional innovations protected by patent applications that will be part of our continued efforts to bring healthcare from the industrial era to the information age.”

Martinez joined The Quantum Group in July of 2007 after retiring from a 32 year career with IBM, most recently serving IBM as Vice President and Senior Location Executive for South Florida. A recognized and proven innovative business leader, Martinez has been a catalyst for industry transformations as he has applied his multi-disciplinary experience and expertise to industries ranging from finance, manufacturing, biotech, government and academia. In recent years, Martinez became fascinated with the healthcare industry as he recognized it was one of the few remaining industries that had not yet leveraged the new business models, processes and technologies of the 21st Century. He sees The Quantum Group as the ideal company to impart a significant impact across the industry.

About the Company

The Quantum Group, Inc. is a Florida-based organization. The Company builds and manages healthcare systems and offers consulting and outsourcing services that will be leveraged by leading-edge technology to the nation’s largest and fastest growing industry— healthcare.

The Company is engaged in the development and execution of a series of innovative technology initiatives designed to make Quantum one of the state’s leading providers of business solutions for the healthcare industry. Through its growing number of nearly 1,600 contracted physicians and managed care relationships in the state of Florida, the Company believes it is positioned to bring increased efficiencies to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Elite Financial Communications Group, LLC

Daniel Conway, Chief Strategist

407.585.1080 or via email at Quantum@efcg.net

Or

Danielle Amodio

Vice President, Corporate Communications

The Quantum Group, Inc.

561.798.9800